EXHIBIT 3.1

ARTICLES OF CORRECTION
TO THE ARTICLES OF INCORPORATION OF
ADCARE HEALTH SYSTEMS, INC.

Pursuant to O.C.G.A. §14-2-124, AdCare Health Systems, Inc., a Georgia corporation, executes the following Articles of Correction:

1.    The name of the corporation is: AdCare Health Systems, Inc.

2.    The Articles of Incorporation of AdCare Health Systems, Inc. (the “Articles of Incorporation”) were filed with the Secretary of State of Georgia on December 12, 2013, and that said document requires correction.

3.    The error, inaccuracy, omission or defect in said document to be corrected is as follows:

The last sentence of Article I of the Articles of Incorporation states that “Prior to the Conversion, the Board of Directors of AdCare Healthcare Systems, Inc., an Ohio corporation, by resolution established and designated the Series A Preferred Shares (as defined in Article III) and determined the designations, rights and preferences thereof, without shareholder approval in accordance with the Ohio General Corporation Law, and caused to be filed with the Secretary of State of the State of Ohio a Certificate of Amendment to the Articles of Incorporation of AdCare Healthcare Systems, Inc., an Ohio corporation, setting forth such designations, rights and preferences, among other things.”

The foregoing statement is incorrect because it contains a typographical error in that it refers to “AdCare Healthcare Systems, Inc.” instead of “AdCare Health Systems, Inc.”

4.    The last sentence of Article I of the Articles of Incorporation is corrected to read as follows:

“Prior to the Conversion, the Board of Directors of AdCare Health Systems, Inc., an Ohio corporation, by resolution established and designated the Series A Preferred Shares (as defined in Article III) and determined the designations, rights and preferences thereof, without shareholder approval in accordance with the Ohio General Corporation Law, and caused to be filed with the Secretary of State of the State of Ohio a Certificate of Amendment to the Articles of Incorporation of AdCare Health Systems, Inc., an Ohio corporation, setting forth such designations, rights and preferences, among other things.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Correction to be signed in its corporate name and on its behalf by its Chief Executive Officer on this 18th day of December, 2013.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Its:	Chief Executive Officer